EXHIBIT 99.1

Emclaire Financial Corp Reports Quarterly Earnings

EMLENTON, Pa., Oct. 19, 2012 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $669,000 for the three months ended September 30, 2012, compared to $1.0 million for the same period in the prior year. The decline in quarterly earnings was the result of increased provision for loan losses due to the deterioration of a commercial real estate credit relationship. Aside from the charge on this problem credit, results were positive with increases in net interest income and fee income, along with decreases in noninterest expense and the provision for income taxes.

Consolidated net income for the nine month period ended September 30, 2012 was $3.0 million, compared to $2.7 million for the same period in 2011. Contributing to the improvement in year-to-date earnings were increases in net interest income and noninterest income, along with a decrease in noninterest expense, partially offset by the aforementioned increase in the provision for loan losses and an increase in the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "Although we are disappointed in the increase in nonperforming assets, the associated increase in the provision for loan losses and the resulting impact on the Corporation's operating results for the quarter and year-to-date periods, we continue to experience positive core earnings and balance sheet growth. And while the aforementioned deterioration in one commercial credit relationship has negatively impacted our nonperforming asset levels and ratios, this is not indicative of trends in the Bank's loan portfolios. Our asset quality remains strong and continues to be favorable compared to peer institutions. The positive core earnings and balance sheet growth has been realized in an extremely low national interest rate environment and we are particularly pleased with the growth in our customer deposit base. The focus in the quarters to come will be in deploying excess liquidity currently held in our securities portfolio and from our deposit growth into higher yielding loan assets as well as continuing our strategies of revenue enhancement and management of operating expenses. With sound capital levels, we remain positioned for sustainable franchise growth."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders was $551,000 or $0.31 per common share for the three months ended September 30, 2012, compared to $848,000 or $0.49 per common share for the same period last year. The $297,000 or 35.0% decrease in earnings primarily related to an increase in the provision for loan losses of $1.3 million, partially offset by increases in net interest income and noninterest income of $166,000 and $548,000, respectively, and decreases in noninterest expense and the provision for income taxes of $38,000 and $147,000, respectively.

Net interest income increased $166,000 or 4.2% to $4.1 million for the quarter ended September 30, 2012 from $3.9 million in the same quarter last year. The increase in net interest income resulted from a decrease in interest expense of $207,000 or 14.3% as the Corporation's cost of funds decreased 27 basis points to 1.04% for the third quarter of 2012 from 1.31% for the same quarter in 2011. Driving this improvement was a $170,000 decrease in interest paid on deposits and a $37,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's early retirement of $10 million in borrowings during 2011. The Corporation improved its core deposit ratio to 70.0% at September 30, 2012 from 64.2% at September 30, 2011, resulting in, along with historically low national interest rates, an overall reduction in deposit costs.

The provision for loan losses increased $1.3 million to $1.4 million for the quarter ended September 30, 2012 from $80,000 in the same quarter last year. This increase resulted from the deterioration of a $3.4 million commercial real estate credit relationship, which was identified as impaired based on information received during the quarter on current cash flow considerations, weakened financial condition of the principals and guarantors, and appraisal information.

Noninterest income increased $548,000 or 66.4% to $1.4 million for the quarter ended September 30, 2012 from $825,000 for the same quarter in 2011. The increase primarily related to $390,000 in gains from the sale of securities realized during the quarter ended September 30, 2012.  Excluding the securities gains, noninterest income increased $158,000 or 19.2% to $983,000 from $825,000 in the same period last year due to increases in fees and service charges, commissions on financial services, earnings on bank-owned life insurance and interchange fee income.

Noninterest expense remained relatively flat at $3.4 million for the quarters ended September 30, 2012 and 2011. Decreases in compensation and benefits, premises and equipment, intangible amortization expenses and professional fees were offset by an increase in other noninterest expense. The decrease in compensation and benefits expense primarily related to a $160,000 reduction in incentive compensation accruals given the aforementioned increase in the provision for loan losses whereas the increase in other noninterest expense primarily resulted from costs incurred related to a debit card rewards program implemented during the first quarter of 2012 and higher debit/ATM processing costs.

The provision for income taxes decreased $147,000 or 68.7% to $67,000 for the quarter ended September 30, 2012 from $214,000 for the same period last year. This decrease was related to the decrease in pre-tax income, resulting primarily from increased provision for loan losses.

The Corporation realized an annualized return on average assets and common equity of 0.50% and 5.17%, respectively, for the quarter ended September 30, 2012, versus 0.85% and 8.73%, respectively, for the same quarter in 2011.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common shareholders increased $312,000 or 13.7% to $2.6 million or $1.48 per common share for the nine months ended September 30, 2012, compared to $2.3 million or $1.38 per common share for the same period last year. This increase primarily related to increases in net interest income and noninterest income of $537,000 and $1.0 million, respectively, and a decrease in noninterest expense of $201,000, partially offset by increases in the provision for loan losses and the provision for income taxes of $1.3 million and $224,000, respectively.

The Corporation continues to experience revenue growth as balance sheet management strategies and prudent management of deposit costs have delivered growth in net interest income. The increase in noninterest income primarily related to an $870,000 increase in gains from the sale of securities. Excluding the securities gains, noninterest income increased $166,000, primarily due to increases in service charges and interchange fee income.

The decrease in noninterest expense related primarily to a $334,000 Federal Home Loan Bank prepayment penalty incurred in the second quarter of 2011. In addition, premises and equipment, FDIC insurance, intangible amortization expenses and professional fees decreased $141,000, $132,000, $76,000 and $28,000, respectively. Partially offsetting these favorable items, compensation and benefits and other noninterest expense increased $120,000 and $56,000, respectively. Excluding the impact of the prepayment penalty, noninterest expense increased $133,000, or 1.3% between the two periods.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $38.3 million or 7.8% to $530.2 million at September 30, 2012 from $491.9 million at December 31, 2011. Asset growth was the result of a $20.5 million increase in securities and an $18.9 million increase in net loans outstanding, funded primarily by a $37.0 million increase in customer deposits. This growth was realized through continued business development efforts, a focus on obtaining commercial, government and institutional deposit customers and the launch of new products primarily related to business banking.

Total nonperforming assets were $7.7 million or 1.44% of total assets at September 30, 2012 compared to $5.9 million or 1.19% of total assets at December 31, 2011. This $1.8 million or 30.4% increase in nonperforming assets was primarily due to the aforementioned $3.4 million commercial real estate relationship placed on nonaccrual status during the third quarter of 2012, partially offset by the successful resolution and payoff of a $450,000 nonperforming residential mortgage loan, an upgrade of a $222,000 commercial relationship to accruing status and principal reductions resulting from other credit workouts and repayments.

Stockholders' equity increased $1.4 million or 2.8% to $52.2 million at September 30, 2012 compared to $50.7 million at December 31, 2011. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 9.8% of total assets. Book value and tangible book value per common share were $24.07 and $21.23, respectively, at September 30, 2012, compared to $23.25 and $20.26, respectively, at December 31, 2011.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2012	2011	2012	2011

Interest income	$ 5,325	$ 5,366	$ 15,739	$ 15,899
Interest expense	1,246	1,453	3,812	4,509
Net interest income	4,079	3,913	11,927	11,390
Provision for loan losses	1,359	80	1,587	320
Noninterest income	1,373	825	4,013	2,977
Noninterest expense	3,357	3,395	10,555	10,756
Income before provision for income taxes	736	1,263	3,798	3,291
Provision for income taxes	67	214	835	611
Net income	669	1,049	2,963	2,680
Accumulated preferred stock dividends and discount accretion	118	201	368	397
Net income available to common stockholders	$ 551	$ 848	$ 2,595	$ 2,283

Basic and diluted earnings per common share	$0.31	$0.49	$1.48	$1.38
Dividends per common share	$0.18	$0.16	$0.54	$0.48

Return on average assets (1)	0.50%	0.85%	0.76%	0.73%
Return on average equity (1)	5.08%	8.79%	7.65%	8.17%
Return on average common equity (1)	5.17%	8.73%	8.31%	8.51%
Yield on average interest-earning assets	4.32%	4.72%	4.38%	4.73%
Cost of average interest-bearing liabilities	1.32%	1.63%	1.37%	1.68%
Cost of funds	1.04%	1.31%	1.09%	1.36%
Net interest margin	3.34%	3.49%	3.35%	3.44%
Efficiency ratio	62.29%	66.71%	67.84%	72.05%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2012 and 2011.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		9/30/2012	12/31/2011

Total assets		$ 530,173	$ 491,882
Cash and equivalents		23,027	28,193
Securities		143,621	123,154
Loans, net		331,431	312,545
Deposits		453,497	416,468
Borrowed funds		20,000	20,000
Common stockholders' equity		42,165	40,730
Stockholders' equity		52,165	50,730

Book value per common share		$24.07	$23.25
Tangible book value per common share		$21.23	$20.26

Net loans to deposits		73.08%	75.05%
Allowance for loan losses to total loans		1.49%	1.12%
Nonperforming assets to total assets		1.44%	1.19%
Earning assets to total assets		95.18%	95.18%
Stockholders' equity to total assets		9.84%	10.31%
Shares of common stock outstanding		1,751,908	1,751,908
CONTACT: William C. Marsh
         Chairman, President and Chief Executive Officer
         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com